AMENDMENT TO EMPLOYEE AGREEMENT


     The Compensation Committee of the Board of Directors has reviewed and approved the following amendments to the Employment Agreement dated as of October 20, 1994 between Comdisco, Inc. and John F. Slevin.

1.       TERM

         The term of this amended agreement shall commence October 1, 1996 and shall continue for a period of three (3) years ending on September 30, 1999.

2.       SALARY

     The fixed salary as set forth in Section 3 of the Employment Agreement shall be increased from $550,000 to $600,000 per year.

3.       INCENTIVE COMPENSATION

         The incentive compensation as set forth in Section 4 of the Employment Agreement shall be revised as follows for the 1997 fiscal year:

     (i) one percent (1%) of Comdisco's fiscal 1997 pre-tax earnings between $150 million and $200 million, and (ii) two percent (2%) of pre-tax earnings in excess of $200 million.
         As an example, if Comdisco has pre-tax earnings of $205,000,000 in fiscal 1997, the annual incentive compensation shall be $600,000.

4.       ANNUAL STOCK OPTION INCENTIVE

         If Comdisco achieves 1997 Pre-Tax Earnings of $205 million, you will also be entitled to a stock option grant of 19,616 shares at the closing price on September 30, 1997. These options would vest at the rate of 33.33% per year over a three year term.

     If the Pre-Tax Earnings achieved is less than $205 million, then the number of shares granted will be based on the following:


Pre-Tax Earnings   Percentage         Adjusted Grant
----------------   ----------         --------------

          $205M       100%             19,616
           175M        80%             15,693
           125M        60%             11,770
 less than 125M         0%                  0



5.       LONG-TERM PERFORMANCE UNIT GRANT

         The Committee of the 92 Plan hereby awards you with 366 Performance Units.

         a.       Performance Objective and Performance Period

         The Committee has set a target Performance Objective that Comdiscos Total Shareholder Return (as defined below) be ranked at or above the 50th percentile of the Total Shareholder Return of all companies contained in the S&P 500 for the period running from October 1, 1996 through September 30, 1999 (the Performance Period).

         "Total Shareholders Return" is defined as the sum of the stock price appreciation plus dividends (reinvested) through the Performance Period.

         b.       Determination of Performance Unit Value

         The actual Performance Unit Value will be determined based upon Comdisco's Total Shareholder Return over the Performance Period. The target Performance Unit Value has been set at $500. The actual Performance Unit Value will be determined by multiplying the target Performance Unit Value times the Performance Percentage specified in the following table:

TSR % Rank in S&P 500   Performance %   Target Unit Value      Actual Unit Value
---------------------   -------------   -----------------      -----------------
below 50th                0%                    $500                         $0
50th                    100                      500                        500
55                      150                      500                        750
60                      200                      500                      1,000
65                      260                      500                      1,300
70                      320                      500                      1,600
75                      390                      500                      1,950
80                      460                      500                      2,300
85                      530                      500                      2,650
90+                     600                      500                      3,000

         c.       Method of Distribution

         Within 15 days of the date of this Agreement, you must decide upon one of the following distribution methods by signing the Election Statement attached hereto:

         i. Cash Distribution - You may elect to have 100% of the actual Performance Unit Value paid in cash (less applicable taxes).

         ii. Restricted Stock - You may elect to have 100% of the actual Performance Unit Value paid in the form of Restricted Stock. In such event, the actual Performance Unit Value will be multiplied by 120% and the product thereof will be used to acquire Restricted Stock based on the closing price of Comdisco's stock on September 30, 1999.

         d.       Restrictions

         The Performance Unit Award is conditioned upon (i) your continuing as an employee throughout the Performance Period and (ii) if you have elected to receive Restricted Stock, your continuing as an employee for an additional one year beyond the Performance Period. The effects of a termination of employment within these periods are set forth in Section 14 of the 92 Plan.

         e.       Exercise of Performance Units

         Performance Units may be exercised by delivery to the Secretary of Comdisco of written notice of intent to exercise a specific number of Performance Units.

         f.       Incorporation of 92 Plan Provisions

         This award of Performance Units shall incorporate the terms and conditions of the 92 Plan.

         g.       Acceptance

         By execution of the attached Election Statement, you accept the terms and conditions of this Performance Unit Grant.

6.       CASH OPTION CONVERSION ALTERNATIVE.

         Within 15 days of the date of this Agreement, you may elect to convert cash compensation into stock options. You may elect to convert cash compensation paid under Base Salary, Annual Cash Incentive and Long-Term Performance Units into stock options on a one for two basis. You must elect to forego cash compensation equally from the above three sources in $1,000 increments. For each $1,000 foregone, you will receive stock options with an option value of $2,000.

         If you make this election, you will receive a stock option grant at the closing price of Comdisco stock on the date the election notice is received. The following example will illustrate this alternative.

                               September 29, 1996
                               ------------------

                  -        Election to forego $10,000 each from Salary, Annual
                            Cash Incentive and Performance Units

                  -        Comdisco stock closes at $30.00

                  -        $30,000 foregone x 2 = $60,000

                  -        Option Value = $30.00/3 = $10.00

                  -        $60,000/$10.00 = 6,000 options granted at $30.00

                  -        Vests at 20% per year commencing 9/30/97



7.       STOCK OPTION GRANT

         On July 23, 1996, the Option Committee decided to award stock options of a then undetermined amount at the closing price of Comdisco's stock on that date. The number of options would be subsequently determined based upon recommendations of an independent third party compensation consultant. Based upon the recommendation of the compensation expert, the Committee has granted Slevin an option to acquire 275,000 shares at $24.00 (the closing price on July 23, 1996). The options will have a ten year term commencing on July 23, 1996 and will vest at the rate of 33 1/3% per year over a three year period.





8.       RESTRICTED STOCK GRANT

         The Committee of the 1995 Long-Term Stock Ownership Plan has decided to award Slevin with a Restricted Stock Award of 60,000 shares of Comdisco Common Stock. The Restricted Stock will vest upon the earlier of 5 years or upon Slevin's retirement from full-time employment with Comdisco.

This agreement shall not be construed to give you any employment rights.

Dated this _____ day of _______________, 1996.



---------------------------                      -------------------------------
On behalf of the Committee                           Jack Slevin


                               ELECTION STATEMENT


         The undersigned hereby acknowledges receipt of the Amendment to Employment Agreement, a copy of the 1992 Long-Term Stock Ownership Incentive Plan, and copies of
Comdisco's latest financial statements.


Performance Unit Method of Distribution

         Pursuant to Section 5, I elect the following method of distribution for any Performance Units:

                           i)       Cash Distribution __________
                                                          please initial

                           ii)      Restricted Stock   __________
                                                           please initial



Cash to Option Conversion Alternative

         Pursuant  to  Section  6,  I  elect  to  convert  the  following   cash
compensation components into stock options:

                           Base Salary               __________

                           Annual Cash Incentive     __________

                           Performance Units         __________


                                                By:____________________________
                                                            Jack Slevin

                                               Date:___________________________